INVENTORY MANAGEMENT AGREEMENT
					PHASE II

	This Inventory Management Agreement-Phase II (as amended from time to time this "Agreement"), is made and entered into April 6, 2001, by and between Enron North America Corp., a Delaware corporation ("Enron"), and Huntco Steel, Inc., a Delaware corporation ("HSI"). This Agreement is effective upon execution but the rights and obligations provided for hereunder shall not commence ("Commencement Date") until after the satisfaction of the Post Closing Items (as hereinafter defined) or on such earlier date as the parties hereto ("Parties," each a "Party") agree.

					RECITALS:

	A. The Parties executed a Master Steel Purchase and Sale
Agreement of even date herewith (as amended from time to time, the "Master Agreement") regarding the purchase and sale of the specified Commodity thereunder. Any capitalized terms used but not defined herein shall have the meaning set forth in the Master Agreement.

	B. The Parties executed a Warehouse Agreement of even date herewith (as amended from time to time, the "Warehouse Agreement") regarding HSI's provision of storage and warehouse services with respect to the Commodity purchased by Enron under the Master Agreement.

	C. The Parties executed an Inventory Management Agreement (Phase
I) of even date herewith (as amended from time to time, the "Inventory Management Agreement for Phase I") regarding purchase and sale obligations during the term thereof ("Phase I").

	D. The Parties desire to set forth certain agreements with respect to the purchase and sale of Commodity during the term of this Agreement.

	NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained and intending to be legally bound hereby, the Parties agree as follows:

	1.	Transactions.

	1.1	Ordering Procedure.  To purchase Commodity during Phase II,
HSI shall provide Enron with an offer to purchase which shall include volumes, specifications, delivery point, the period during which HSI desires that the Commodity be delivered to the delivery point (the "Delivery Period"), and all other information requested by Enron in connection with such offer. HSI may place orders under this Section
1.1 if such orders are placed no later than the "Normal Lead Time", before the first day of the Delivery Period specified in such order.
The "Normal Lead Time" shall mean the lead time applicable to the Commodity and Delivery Point as set forth in Schedule III attached hereto and updated periodically as described in Schedule III.

	1.2	Acceptance and Confirmation.  Subject to the other terms
hereof, Enron shall accept offers made pursuant to Section 1.1 and such offer and acceptance shall constitute a Transaction under the Master Agreement. Thereafter, Enron shall provide HSI a Confirmation of such Transaction which shall have the following terms:

		1.2.1	Seller:  Enron.

		1.2.2	Buyer:  HSI.

		1.2.3	Commodity:  The Commodity purchased under the
Transaction.

		1.2.4	Delivery Point: A specified HSI Facility.

		1.2.5	Contract Quantity:  Specified volumes.

		1.2.6	Delivery Period: Enron shall deliver the Commodity to
the Delivery Point not later than the last day of the Delivery Period, provided that Enron shall have no liability to HSI for failure to deliver Commodity by such date if such failure is caused by a third
party supplier or transporter's delay in delivering the Commodity.   If
Enron believes the Commodity will not be delivered by the last day of the Delivery Period, Enron shall have the right to verbally notify HSI and specify the new Delivery Period which shall replace the current
Delivery Period with the remainder of the terms of such Transaction remaining unchanged, provided HSI does not terminate the Transaction by giving written notice to Enron within three (3) Business Days of HSI receiving verbal notice of the new Delivery Period. If Commodity is not delivered by the last day of the then current Delivery Period, HSI shall have the option to terminate the Transaction by giving written notice to Enron within three (3) Business Days of the last day of such Delivery Period, provided, that if HSI fails to exercise such option to terminate the Transaction then the Delivery Period shall be extended until the date such Commodity is delivered. If a Transaction is terminated by HSI pursuant to the terms of this Section 1.2.6 such Transaction shall be treated as though it was never entered into and each party shall be released from all of its obligations with respect to thereto.

	If on three (3) occasions during any three month period a specific third party supplier or transporter fails to deliver 100 Tons or more of Commodity on time, then HSI may send a written instruction to Enron that such supplier or transporter shall not be used for any Transaction entered into within the next six (6) months and Enron shall comply with such instruction. If Commodity is not delivered on time to HSI and Enron receives compensation from the supplier or transporter with respect to such late delivery then Enron shall give such compensation to HSI.

		1.2.7	Purchase Period: HSI shall complete the purchase of
the Commodity on the day of its choosing during the 120 day period which commences on the day the Commodity is received at the Delivery
Point (the "First Availability Date").

		1.2.8	Purchase Price.  Determined in accordance with
Section 1.3.

	1.3	Purchase Price. The Purchase Price under each Transaction
entered into pursuant to Section 1.2 shall be equal to the product of
(i) the Adjusted Index Price plus the Cost of Carry, and (ii) the
Contract Quantity.

		1.3.1	The "Adjusted Index Price" means (a) PMAG next
published after the completion of such Transaction, plus (b) the applicable Extras Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule I.

		1.3.2	The "Cost of Carry" means the product of (i) the
Adjusted Index Price and (ii) the product of (A) the number of days from the date that is the "Average Payment Delay" (as defined on Schedule II) after the First Availability Date, to the date the purchase is completed (including both the day that is the Average
Payment Delay after the First Availability Date and the day the purchase is completed) and (B) the Daily Cost of Carry.

		1.3.3	The "Daily Cost of Carry" means a per annum rate of
interest equal to (LIBOR plus 2.25%) divided by 360. LIBOR shall mean the LIBOR in effect as of the First Availability Date as the term LIBOR is defined on Schedule II hereto.

	1.4	Completion of Purchases by HSI. Following receipt of a
notice from Enron that the Commodity is available for purchase by HSI, HSI shall complete a purchase of such Commodity by performing the following actions:

		1.4.1	On or before 10:00 a.m. (Houston time) of each
Business Day HSI will give Enron written notice of its intent to complete a Transaction ("Notice of Purchase Date") under which it desires to receive Commodity on or before the following Business Day. Each Notice of Purchase Date shall be irrevocable. Enron will inform HSI of the Estimated Purchase Price by the close of business on the Notice of Purchase Date. HSI shall pay the Estimated Purchase Price to Enron prior to taking delivery of such Commodity and not later than the close of business on the day after the Notice of Purchase Date. The "Estimated Purchase Price" shall be calculated by Enron based on the Adjusted Index Price for such Transaction using the most recently published PMAG as of the Notice of Purchase Date.

		1.4.2	Upon Enron's notification to HSI of its receipt of
the required payment, HSI may take delivery and receive title to the Commodity it has purchased.

		1.4.3	So long as no Event of Default has occurred and is
continuing, HSI shall have the right on any Business Day to purchase Commodity under Transactions and take immediate delivery and title to such Commodity; provided, the aggregate amount of such purchases on any day shall not exceed $100,000. In connection with purchases completed under this Section 1.4.3, HSI shall make payment in full to Enron of the Estimated Purchase Price (as described in Section 1.4.1) by not later than 10:00 a.m. of the Business Day after the day HSI makes such purchase.

		1.4.4	Promptly after each publication of PMAG, Enron shall
calculate the actual amount that was due in connection with the completed Transactions and Enron will thereafter either invoice HSI for any underpayment, which invoice will be due within ten days, or pay to HSI the amount of any overpayment.

		1.4.5	Failure to complete any purchase by the end of the
Purchase Period shall cause HSI to be liable to Enron for the damages set forth in the Master Agreement applicable to a buyer's failure to perform under a Transaction, with such damages being calculated as though the last day of the Purchase Period was the required purchase date, provided that in no event shall the damages for failure to purchase Commodity include costs of carry for a period of time that is greater than 2 months.

		1.4.6	It is contemplated hereunder that Enron may sell to
third parties Commodity that is subject to a Transaction. With respect to any such sales, Enron shall pay to HSI a per Ton payment equal to the Cost of Carry Rebate on the date HSI either completes such Transaction or pays Enron the damages applicable to its failure to complete such Transaction. The "Cost of Carry Rebate" shall be a per Ton payment equal to the product of (i) the Daily Cost of Carry (as defined in Section 1.3.2) multiplied by the Adjusted Index Price and
(ii) the number of days between the date Enron sold such Commodity to a third party and the date Enron acquired replacement Commodity.

	1.5	Minimum Annual Purchase Quantity.

		1.5.1	HSI shall purchase under Call Options (as defined in
Inventory Management Agreement for Phase I) and Transactions an aggregate amount of at least 200,000 Tons of Commodity (the "Minimum
Annual Quantity") during the one year period that commences on the Commencement Date and during each one year period that commences on any anniversary of the Commencement Date (each, a "CD Year"). In connection with the first 200,000 Tons purchased from Enron during each CD Year HSI shall pay Enron a "Base Purchasing Fee" of $10 per Ton. Additionally, in connection with each Ton by which the aggregate Tons that HSI purchases during a CD Year exceed 1,000,000 Tons, HSI shall pay Enron an "Additional Purchasing Fee" of one percent (1%) of the Adjusted Index Price of each excess Ton. To the extent HSI fails to purchase at least the Minimum Annual Quantity in any CD Year, HSI shall pay Enron a "Purchasing Shortfall Fee" of $10 per Ton for each Ton that HSI's actual purchases in any CD Year are less than the Minimum Annual Quantity. Payment of the Purchasing Shortfall Fee shall be the only remedy available to Enron for HSI's failure to purchase the Minimum
Annual Quantity. All the fees described in this Section 1.5.1 are collectively referred to herein as the ("Purchasing Fees").

		1.5.2	HSI shall pay to Enron a monthly payment equal to
$166,666.67 (the "Monthly Payment"), which shall be paid the month following the month in which Phase II commences and each month thereafter up to and including the last month of the Term. Payment of the Monthly Payment shall be made on the last Business Day of each month and shall be credited against the Purchasing Fees.

		1.5.3	At the end of each CD Year and at the end of the
Term, Enron will provide an invoice to HSI containing the calculation of the amount of the Base Purchasing Fee, the Additional Purchasing Fee and the Purchasing Shortfall Fee for the applicable CD Year. All amounts owed by HSI pursuant to this Section 1.5.3 shall be paid by HSI by wire transfer within two (2) Business Days after receipt of such invoice from Enron. Upon the commencement of Phase II, the terms of this Section 1.5 shall supercede the provisions of Section 1.5 of the Inventory Management Agreement for Phase I. For the last CD Year of this Agreement both the 1,000,000 Ton amount and the Minimum Annual Quantity amount that are used in the calculations in this Section 1.5 shall be prorated downward based on the number of days in such CD Year that this Agreement is in effect.

	1.6	Limitations.

		1.6.1	Notwithstanding the foregoing, Enron shall not be
obligated to enter into any Transaction or perform under any Transaction if (a) an Event of Default has occurred and is continuing under the Transaction Documents, (b) the consummation thereof would otherwise cause HSI to exceed the Inventory Cap (as defined below), or
(c) the Commodity purchased by Enron to satisfy its supply obligations under Section 2.1, 2.3, 2.5 or 2.7 Transactions are not delivered to the appropriate HSI Facility or otherwise fails to comply with the ordered specifications. The "Inventory Cap" as used herein shall be deemed to be exceeded if (after taking into account the Commodity to be purchased under the proposed Transaction) either the Inventory Volume
Cap or the Inventory Credit Cap is exceeded. The "Inventory Volume Cap" shall be exceeded if the number of Tons subject to all open
Transactions (the "Outstanding Tons") including all Call Option and Put Options under the Inventory Management Agreement for Phase I and all open Transactions under this Agreement exceeds the greater of (i)
400,000 Tons or (ii) the total Tons purchased under all Transactions for the preceding 12 month period divided by three (3). The "Inventory Credit Cap" shall be exceeded if the sum of (A) the Outstanding Tons (excluding the number of Tons subject to unexercised Put Options as described in the Inventory Management Agreement for Phase I) multiplied by the most recently published PMAG plus (B) any other amounts owed under the Transaction Documents to Enron other than principal and interest due under the Credit Agreement, exceeds $55,000,000.

		1.6.2	If as a result of the terms of Section 1.6.1, Enron
fails to accept an offer to purchase from HSI, then HSI may purchase such Commodity from a third party seller so long as no Event of Default has occurred and is continuing.

	2.	Non-Standard Purchases by HSI.

	2.1	Special Orders.  If HSI needs Commodity delivered prior to
the Normal Lead Time, HSI shall immediately contact Enron with a description of the desired purchase Transaction including the specifications, volumes, delivery date, delivery location, maximum price and all other information requested by Enron in connection therewith. Provided Enron is able to find a supplier to fill such order upon reasonable business terms, Enron shall enter into a Transaction under the Master Agreement to supply such Commodity to HSI which shall be completed pursuant to the provisions of Section 1.4 and shall contain the following terms:

		2.1.1	Trade Date: The date the Parties enter into a
Transaction to fill a  request for Commodity made by HSI under Section
2.1.

		2.1.2	Seller:  Enron.

		2.1.3	Buyer:  HSI.

		2.1.4	Commodity:  The Commodity purchased under the
Transaction.

		2.1.5	Delivery Point: A specified HSI Facility.

		2.1.6	Contract Quantity:  Specified volumes.

		2.1.7	Delivery Period:  The Delivery Period agreed to by
the third party supplier, provided that Enron shall have no liability for any failure of such third party supplier to deliver the product pursuant to the terms negotiated with such third party supplier.

		2.1.8	Purchase Period: HSI shall complete the purchase of
the Commodity on the day of its choosing during the 30 day period which begins on the First Availability Date.

		2.1.9	Purchase Price.  Determined in accordance with
Section 2.2.

	2.2	Purchase Price on Special Orders.  The Purchase Price on
each Special Order shall be equal to the product of (i) the Adjusted Index Price plus the Cost of Carry and the Price Differential and (ii) the Contract Quantity.

		2.2.1	 The "Adjusted Index Price" and "Cost of Carry" shall
have the meanings set forth in Section 1.3.

		2.2.2	The "Price Differential" means the amount (if any) by
which the price per Ton that Enron is required to pay the third party supplier for such Commodity is greater than the Trade Date Adjusted
Index Price. The "Trade Date Adjusted Index Price" is (a) PMAG next published after the Trade Date, plus (b) the applicable Extras
Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location
Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule I.

	2.3	Mill Specific Purchases. Subject to the Combined Purchase
Limit (as described in Section 2.9) and the other terms of this Agreement, If HSI desires to purchase from Enron Commodity fabricated by a specific steel mill (a "Mill Specific Purchase") HSI shall immediately contact Enron with a description of the desired purchase Transaction including the supplier, specifications, volumes, delivery date, delivery location and all other information requested by Enron in connection therewith. Provided the designated mill agrees to fill such order upon reasonable business terms, Enron shall purchase such Commodity from the designated mill and Enron shall enter into a Transaction under the Master Agreement to supply such Commodity to HSI which shall be completed pursuant to the provisions of Section 1.4 and shall contain the following terms:

		2.3.1	Trade Date: The date the Parties enter into a
Transaction to fill a  request for Commodity made by HSI under this
Section 2.3.

		2.3.2	Seller:  Enron.

		2.3.3	Buyer:  HSI.

		2.3.4	Commodity:  The Commodity purchased under the
Transaction.

		2.3.5	Delivery Point: A specified HSI Facility.

		2.3.6	Contract Quantity:  Specified volumes.

		2.3.7	Delivery Period:  The Delivery Period agreed to by
the third party supplier, provided that Enron shall have no liability for any failure of such third party supplier to deliver the product pursuant to the terms negotiated with such third party supplier.

		2.3.8	Purchase Period: HSI shall complete the purchase of
the Commodity on the day of its choosing during the 120 day period which begins on the First Availability Date.

		2.3.9	Purchase Price.  Determined in accordance with
Section 2.4.

	2.4	Purchase Price on Mill Specific Purchases.  The Purchase
Price on each Mill Specific Purchase shall be equal to the product of
(i) the Adjusted Index Price plus the Cost of Carry and the Price
Differential and (ii) the Contract Quantity.

		2.4.1	 The "Adjusted Index Price" and "Cost of Carry" shall
have the meanings set forth in Section 1.3.

		2.4.2	The "Price Differential" means the amount (if any) by
which the price per Ton that Enron is required to pay the third party supplier for such Commodity is greater than the Trade Date Adjusted
Index Price. The "Trade Date Adjusted Index Price" is (a) PMAG next published after the Trade Date, plus (b) the applicable Extras
Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location
Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule I.

	2.5	HSI Negotiated Purchases.  Subject to the Combined Purchase
Limit (described in Section 2.9) and the other terms of this Agreement, HSI may negotiate the terms of a Commodity purchase with a steel mill
(an "HSI Negotiated Purchase") and Enron shall purchase such Commodity from the designated mill in accordance with the terms HSI negotiated. Contemporaneously with any such HSI Negotiated Purchase, HSI and Enron shall enter into a Transaction whereby HSI agrees to purchase such Commodity from Enron, which Transaction shall be completed pursuant to the provisions of Section 1.4 and shall contain the following terms:

		2.5.1	Trade Date:  The date Enron enters into a purchase
agreement with a steel mill to purchase Commodity pursuant to its obligations under this Section 2.5.

		2.5.2	Seller:  Enron.

		2.5.3	Buyer:  HSI.

		2.5.4	Commodity:  The Commodity purchased under the
Transaction.

		2.5.5	Delivery Point: A specified HSI Facility.

		2.5.6	Contract Quantity:  Specified volumes.

		2.5.7	Delivery Period: The Delivery Period HSI negotiated
with the mill, provided that Enron shall have no liability for any failure of the mill to deliver the product pursuant to the terms negotiated by HSI with the mill.

		2.5.8	Purchase Period: HSI shall complete the purchase of
the Commodity on the day of its choosing during the 120 day period which begins on the First Availability Date.

		2.5.9	Purchase Price.  Determined in accordance with
Section 2.6.

	2.6	Purchase Price for HSI Negotiated Purchases.  The Purchase
Price for each HSI Negotiated Purchase shall be equal to the product of
(i) the HSI Index Price plus the Cost of Carry and (ii) the Contract
Quantity.

		2.6.1	The "HSI Index Price" shall be the Adjusted Index
Price plus the HSI Price Differential if the HSI Negotiated Price is greater than the Trade Dated Adjusted Index Price, but it shall be the Adjusted Index Price minus the HSI Price Differential if the HSI
Negotiated Price is less than the Trade Date Adjusted Index Price.

		2.6.2	The "HSI Price Differential" means the absolute value
of the difference between the price per Ton that Enron is required to pay the third party supplier for such Commodity (the "HSI Negotiated
Price"), and the Trade Date Adjusted Index Price.  The "Trade Date
Adjusted Index Price" is (a) PMAG next published after the Trade Date, plus (b) the applicable Extras Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule
I, plus (c) the Location Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule
I.

		2.6.3	 The "Adjusted Index Price" and "Cost of Carry" shall
have the meanings set forth in Section 1.3.

	2.7	HSI Purchases of Non-Commodity Steel Products. HSI may
request that Enron purchase Non-Commodity steel products in connection with Commodity purchases Enron is making and such request shall include volumes, specifications, delivery point, delivery period, and all other information requested by Enron in connection with such Non-Commodity request. Enron shall provide HSI with a copy of the terms pursuant to which the mill is willing to supply such steel products. Subject to the Combined Purchase Limit (described in Section 2.9) and the other terms of this Agreement, if HSI agrees to the mill's terms Enron shall purchase such Non-Commodity steel products in accordance with the mill's terms (a "Non-Commodity Purchase"). Contemporaneously with any such Non-Commodity Purchase, HSI and Enron shall enter into a transaction whereby Enron shall agree to sell such steel products to HSI and such transaction shall be governed by the terms of and otherwise treated as though it is a Transaction under the Master Agreement. All transactions under this Section 2.7 shall be completed pursuant to the provisions of Section 1.4 and shall contain the following terms:

		2.7.1	Trade Date:  The date Enron enters into a purchase
agreement with a steel mill to purchase the steel products pursuant to its obligations under this Section 2.7.

		2.7.2	Seller:  Enron.

		2.7.3	Buyer:  HSI.

		2.7.4	Product(s):  The Non-Commodity steel products the
mill has agreed to provide.

		2.7.5	Delivery Point: A specified HSI Facility.

		2.7.6	Contract Quantity:  Specified volumes.

		2.7.7	Delivery Period: The Delivery Period specified by the
mill, provided that Enron shall have no liability for any failure of the mill to deliver the product pursuant to the terms specified by the mill.

		2.7.8	Purchase Period: HSI shall complete the purchase of
the Contract Quantity on the day of its choosing during the period which begins on the First Availability Date and ends on the date (3) Business Days prior to the date Enron is obligated to pay the mill for such steel products.

		2.7.9	Purchase Price.  Determined in accordance with
Section 2.8.

	2.8	Purchase Price on Non-Commodity Purchases.  The Purchase
Price on each Non-Commodity Purchase shall be equal to the total of the actual purchase price payable for such Non-Commodity Purchase plus all other direct costs and expenses incurred by Enron in connection with the acquisition and delivery of the steel products to be delivered to HSI including without limitation all transportation costs.

	2.9	Combined Purchase Limit.  HSI shall not, in any calendar
quarter, enter into Mill Specific Purchases (as such term is defined in Section 2.3), HSI Negotiated Purchases (as such term is defined in
Section 2.5) and Non-Commodity Purchases (as such term is defined in
Section 2.7), that collectively are for a greater number of Tons than the number of Tons equal to 20% of the Tons of Commodity that were purchased by HSI pursuant to the Transactions completed under this Agreement in the previous calendar quarter (the "Combined Purchase Limit").

	2.10	Enron's Option.  If Commodity is delivered to HSI at an HSI
Facility from any party other than Enron, then Enron may at its option purchase such Commodity for a price equal to (a) the most recently published PMAG as of the date Enron makes such purchase, plus (b) the applicable Extras Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule
I. Concurrently with any such purchase, HSI shall enter into a Transaction to purchase a like type and volume of Commodity from Enron pursuant to a Transaction that shall have the terms set forth in
Section 1.2 and which shall be completed pursuant to the provisions of
Section 1.4.

	3.	Forecasting.  HSI shall provide Enron with annual and
monthly forecasts of its Commodity requirements by type, volume, location, and anticipated delivery dates and such forecasts shall note any specific mill requirements and seasonal factors. HSI will deliver an annual forecast on the date of this Agreement and on each December 15th hereafter that includes a month by month forecast for the following twelve (12) month period. HSI will deliver a four (4) month rolling forecast, on the last Monday of each month that shall include a month-by-month forecast for the following four (4) months. The monthly forecasts in each rolling forecast shall comply with the following accuracy standards: (i) the forecast for the month immediately following delivery of such rolling Forecast shall designate as accurately as possible the types, volumes, locations and anticipated delivery dates that HSI expects to take Commodity in such month, (ii) the forecast for the second month following delivery of such rolling forecast shall designate as accurately as possible the types, volumes, locations and anticipated delivery dates that HSI is reasonably certain to take Commodity in such month, (iii) the forecast for the third and fourth month following delivery of such rolling forecast shall designate HSI's best estimate of the types, volumes, locations and anticipated delivery dates for Commodity in such months.

	4.	Covenants.

	4.1	Term.	The term of this Agreement ("Term") shall begin on
the Commencement Date, however, the provisions of the Inventory
Management Agreement for Phase I shall govern all Transactions between the Parties until Phase II commences as provided for in the Inventory Management Agreement for Phase I. On the date Phase II commences and thereafter all new Transactions shall be completed in accordance with the terms of this Agreement, however, all Put Options and Call Options and the obligations related thereto that are in existence as of the commencement of Phase II shall continue to be governed by the Inventory Management Agreement for Phase I. The purchasing obligations set out in Sections 1 and 2 hereof shall terminate on June 30, 2016. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the termination of the Warehouse Agreement.

	4.2	Exclusivity. All of HSI's Commodity purchases from Enron
shall be made pursuant to the terms of this Agreement and the Master Agreement. Neither HSI nor any of its Affiliates shall purchase Commodity from any third party during the term of this Agreement except for (i) purchases from third party mills that are permitted by Section
1.6.2 because Enron has elected not to supply such Commodity pursuant to Enron's rights as set forth in Section 1.6.1 and (ii) purchases from third parties that are made following Enron giving notice to HSI that it is unable to supply Commodity that has been appropriately requested by HSI pursuant to Section 2.1.

	4.3	[Intentionally deleted].

	4.4	Processing.  HSI shall only process Commodity that (a) is in its current inventory as of the date of this Agreement, (b) has already been ordered from a third party supplier as of the date of this Agreement, (c) is purchased in accordance with the terms of this Agreement, or (d) is owned by a third party and is being processed pursuant to a customer tolling agreement.

	4.5	Adjustments to Index Price and PMAG.

		4.5.1	 Commencing with the first six month period that
begins on December 31st or June 30th after the commencement of Phase II and on each December 31st or June 30th thereafter, each Party shall have the right to request one adjustment to the method of determining the Adjusted Index Price if such Party believes that the components of the Adjusted Index Price for any Delivery Point fail in any material respect to accurately reflect the market price for such Commodity (the "Market Amount") assuming a purchaser similar to HSI as to volumes purchased, location of deliveries, creditworthiness and otherwise in the position of HSI. If the Parties agree upon the adjustment, then Enron shall adjust the components to the Adjusted Index Price, as reasonably determined by the Parties, to cause the Adjusted Index Price in future periods to materially correspond with the expected Market Amount for the Commodity for such periods, such adjustment to be evidenced by an amendment to Schedule I prepared by Enron. If the Parties are unable to agree as to whether the components of the Adjusted Index Price accurately reflect the Market Amount or if HSI does not agree to Enron's proposed adjustments, either Party may promptly notify the other in writing of such disagreement, setting forth in reasonable detail the basis therefor. Enron and HSI shall cooperate in good faith to resolve such disagreement within 10 Business Days of such notification. If Enron and HSI are unable to resolve the disagreement within such period, either Party may institute dispute resolution proceedings in accordance with Section 7 of the Master Agreement. Until resolution of such dispute, the Adjusted Index Price in effect prior to the disputed determination or adjustment shall remain in effect. Upon resolution of the dispute, the resulting determination or adjustment shall become effective for the Commodity, retroactive to the date of the delivery of a notice of a request for adjustment. The difference with respect to such revised Adjusted Index Price for the period of the dispute shall be paid by the owing Party within 10 days of the final determination.

		4.5.2	In the event that PMAG ceases to be published or is
otherwise no longer available, then Enron shall use a substitute index in place of PMAG that is publicly available and is based on substantially the same market information that PMAG was based on. If there is no suitable publicly available substitute index then Enron and HSI shall construct a formula that generates a replacement index and is based on substantially the same market information that PMAG was based on. Any substitute index that is implemented pursuant to this Section
4.5.2 shall be used for all purposes of this Agreement in the same manner which PMAG was previously used in this Agreement and shall be subject to subsequent adjustment as provided in Section 4.5.

	4.6	Taxes.  HSI will be responsible for payment of all taxes in
connection with the purchases and sales of commodity contemplated by this Agreement and the other Transaction Documents except for Enron's income taxes.

	4.7	Sales.  HSI shall not sell an amount of unprocessed
Commodity in any month that is greater than twenty percent (20%), measured in Tons, of all Commodity that HSI sells in such month, provided, that cold roll steel products shall be excluded from all calculations with respect to this Section 4.7.

	5.	Records and Audits.	HSI will maintain accurate and
complete records with respect to the Commodity purchased and sold during the term of this Agreement. HSI shall send to Enron in Houston via email (or other mutually acceptable format) daily reports detailing the Enron Commodity at each HSI Facility in form and substance reasonably satisfactory to Enron. HSI shall permit Enron's employees, representatives, agents and authorized designees to examine and verify HSI's records with respect to any Commodity subject to the terms of the Master Agreement and to inspect any Commodity in the possession or under the control of HSI, wherever located. Except during an emergency or following an Event of Default, all such inspections shall be conducted during normal business hours. Without limiting the generality of the foregoing, Enron shall have the right (but not the obligation) to have its employees, representatives, agents or authorized designees present at the HSI Facilities or at any of HSI's offices or other facilities (a) to audit HSI's record-keeping with respect to the Commodity, (b) to ensure proper identification, tracking and storage of the Commodity or (c) for such other purposes as Enron shall determine in its sole discretion; provided, however, that Enron shall not incur, whether by the performance or non-performance of such undertakings, any liability on account thereof.

	6.	Security Interests.

	6.1	True Sale. The Parties intend that the sale and purchase of
Commodity or other steel products pursuant to this Agreement, the Master Agreement and each Confirmation issued thereunder shall be treated as a true sale. If the sale arrangements provided for hereunder are ever deemed to be a financing and not a true sale, the Parties agree that all Commodity and steel products that by the terms of this Agreement are owned by Enron but which are determined because of a recharacterization or otherwise to be owned or deemed to be owned by HSI (the "Enron Inventory Collateral") shall be subject to the lien and security interest granted in favor of Enron pursuant to Section 6.2 below.

	6.2	Security Agreement.  As security for the payment of the
obligations of HSI hereunder and under the other Transaction Documents, together with any increases, extensions, and rearrangements of such obligations under any amendments, supplements, and other modifications thereof, HSI hereby grants to Enron a first priority security interest in all of HSI's present and future right, title, and interest in and to the following collateral: (i) any Enron Inventory Collateral in transit to or stored at any HSI Facility, (ii) all payments under any insurance, indemnity, warranty, or guaranty of or for any Enron Inventory Collateral, and (iii) all books and records of HSI relating to the foregoing including mill certifications. HSI shall execute, deliver, and file such financing statements as are necessary to perfect the foregoing interest. HSI hereby represents and warrants that there is no other security interest in any of the above described collateral and HSI shall not grant or permit to exist any other security interest in any of such collateral.

	6.3	Foreclosure on Collateral.  Upon the occurrence of any Event of Default by HSI under any of the Transaction Documents, Enron may exercise all the rights and remedies of a secured Party under the Uniform Commercial Code ("UCC") as in effect in the State of Texas whether or not the affected collateral is located in Texas. Enron may sell any collateral at one or more public or private sales, at the office of Enron or elsewhere, for cash or credit and upon such other terms as Enron deems commercially reasonable. Enron may bid at any such sale. HSI agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, HSI hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if the collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. Enron shall not be obligated to make any sale of collateral regardless of notice of sale having been given. Enron may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of Enron, Enron shall have the right to cause subsequent sales to be made hereunder. The remedies described in this Section 6.3 shall be cumulative with all other remedies of Enron hereunder or under any other Transaction
Document and no delay in enforcing the foregoing shall act as a waiver of Enron's rights hereunder or thereunder.

	7.	Storage.	Contemporaneously with the execution of this
Agreement, the Parties have entered into a Warehouse Agreement under which HSI shall provide storage, warehouse, and related services to Enron at each of HSI's Facilities, all as more fully provided for in the Warehouse Agreement.

	8.	Events of Default.

	8.1	An event of default ("Event of Default") with respect to a
Party (the "Defaulting Party") shall mean any of the following:

		8.1.1	the failure of Defaulting Party to pay when due any
required payment under this Agreement and such failure is not remedied within three (3) Business Days after written notice thereof;

		8.1.2	the failure of the Defaulting Party to perform or
otherwise comply with Section 4.2, 4.3, 4.4 or any material provision of this Agreement to be performed by it, which failure remains uncured for more than thirty (30) days after written notice thereof;

		8.1.3	any representation or warranty made or deemed made by
the Defaulting Party herein or in any written statement or certificate at any time given by any such Party pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made or deemed made;

		8.1.4	the occurrence of either (a) six (6) Delivery
Failures (defined below) in any calendar year or (b) three (3) Delivery Failures in any two consecutive calendar quarters. A "Delivery Failure" shall occur when all of the following take place with respect to a Transaction entered into under this Agreement: (a) HSI gives a proper Notice of Purchase Date and is otherwise entitled to complete such purchase, (b) such Notice of Purchase Date is given in connection with a bona fide customer order for Commodity, (c) Enron does not deliver the requested Tons of Commodity to HSI because Enron has sold them to a third party, (d) HSI is entitled to a payment from Enron under Section 6.3 of the Master Agreement for Enron's non-delivery, (e) following Enron's failure to deliver, HSI provides Enron with a notice stating that it needs delivery of the Commodity within 48 hours to fill a bona fide customer order (together with documents confirming same) and (f) Enron fails to deliver such Commodity to HSI within 48 hours of receiving the notice described in (e) above; or

		8.1.5	the occurrence as to such Party of any event of
default under any other Transaction Document.

	9.	Remedies.  Upon the occurrence and during the continuance
of an Event of Default, the non-defaulting Party shall have all of the rights and remedies provided for in the Master Agreement and all remedies afforded by law or at equity, which remedies shall be cumulative.

	10.	Warranty Claims Handling.

	10.1	HSI shall be responsible for examining all Commodity that is delivered to an HSI Facility.

	10.2	With respect to steel products that Enron conveys to HSI
under the provisions of this Agreement (other than conveyances under Sections 2.1, 2.3, 2.5 and 2.7), Enron warrants to HSI that such steel products shall conform to the specifications set forth in the applicable Transaction; provided, however, (i) HSI will be responsible for inspecting all incoming steel products as specified in Section 10.1 and as described in the Warehouse Agreement, and shall cooperate with Enron to reject nonconforming or defective steel products, and shall provide, perform and deliver all related notices, unloading, handling, and services with respect to steel products within the time period allowed for inspection and rejection of goods by the mill that provides such steel products; and (ii) such warranty shall not apply to any defects that could have been discovered in connection with the delivery of the Commodity to the HSI Facility. Notwithstanding HSI's obligation to inspect Commodity upon receipt at an HSI Facility, HSI shall continue to maintain its rights and privileges to warranty claims for Commodity defects until such defects are discoverable. In the event that it is determined that Enron has any warranty obligations with respect to any steel products, then at Enron's option replacement of the defective steel products or refund or reduction of the purchase price therefor shall be the sole and exclusive remedy for any claim by HSI related thereto.

	10.3	With respect to Commodity and Non-Commodity products that
Enron conveys to HSI pursuant to Sections 2.1, 2.3, 2.5 or 2.7 Enron hereby assigns to HSI all warranties received by Enron under the purchase arrangements for such Commodity. Pursuit of rights under such warranties shall be the sole and exclusive remedy of HSI with respect to any Commodity or Non-Commodity products that fail to meet the specifications for which HSI has contracted or which is otherwise defective. Enron makes no warranties with respect to Commodity or Non-Commodity products which Enron conveys to HSI pursuant to Sections 2.1, 2.3, 2.5 or 2.7 of this Agreement and all warranties with respect thereto are hereby expressly disclaimed.

	10.4	The Parties shall each cooperate with the other in pursuing
any warranty claims arising hereunder or arising in connection with the purchase of Commodity or Non-Commodity products from third parties.

	10.5	THE FOREGOING WARRANTIES ARE EXCLUSIVE, AND ARE IN LIEU OF
ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESCRIPTION, QUALITY, OR ANY OTHER MATTER WITH RESPECT TO ALL COMMODITY TO WHICH THIS AGREEMENT OR THE MASTER AGREEMENT RELATE.

	11.	LIMITATION OF LIABILITY.	EACH PARTY'S LIABILITY TO THE
OTHER PARTY FOR BREACH HEREOF OR DEFAULT HEREUNDER SHALL BE LIMITED TO
DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE
SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR
IN EQUITY ARE WAIVED.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE
OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT OR ANY OTHER
TRANSACTION DOCUMENT, TRANSACTION OR CONFIRMATION FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT, IN
CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  THIS SECTION 11
SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREBY.

	12.	Miscellaneous.

	12.1	Miscellaneous.  All of the provisions set forth in Section 8 of the Master Agreement are incorporated by reference herein and shall apply to this Agreement as though each reference to the Master
Agreement in such Section was a reference to this Agreement.

	12.2	Designated Representatives. As set forth on Exhibit A
hereto, each Party shall designate two representatives who shall serve as the primary and secondary contacts of such Party for all operational aspects contemplated by this Agreement and the other Transaction Documents including, but not limited to, forecasts, purchases and record reporting. The names of a Party's designated representatives may be changed at any time by either Party by giving prior written notice to the other.

	12.3	Payments.  Unless otherwise specified by the receiving
Party, all amounts to be paid hereunder or under the Master Agreement shall be paid by wire transfer into the account specified from time to time by the receiving party.

	12.4 	Financing Arrangements.  Enron may pledge, encumber,
assign, sell or otherwise transfer Commodity or other steel products or any rights thereto to a third party in connection with Enron's borrowing and / or financing activities regardless of whether such Commodity or other steel products are subject to a Call Option or other Transaction under the Master Agreement. If the Commodity or other steel products subject to such pledge, encumbrance, assignment, sale or other transfer are not removed from the HSI Facility where they are located (because of or in connection with such transaction) then, Enron shall not be obligated to pay any Cost of Carry Rebate with respect to such Commodity or other steel products because of such pledge, encumbrance, assignment, sale, or other transfer or the transactions related thereto, and for purposes of the Warehouse Agreement and all other Transaction Documents such Commodity or other steel products shall be treated the same as all other Enron Inventory Collateral that is not subject to such a financing transaction.

This Agreement is subject to the terms of that certain Post Closing Agreement of even date herewith entered into by and among the Parties and certain other signatories provided for therein. The Post Closing Agreement provides for the satisfaction of certain specified requirements ("Post Closing Items") more fully described therein. THIS WRITTEN AGREEMENT, THE TRANSACTION DOCUMENTS AND THE POST CLOSING AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.




	IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by a duly authorized representative as of the day and year first above written.



					ENRON NORTH AMERICA CORP.


					By:	_______________________________
					Name:	_______________________________
					Title:_______________________________


					HUNTCO STEEL, INC.


					By:	_______________________________
					Name:	_______________________________
					Title:_______________________________